Exhibit 99.1

CHINA RITAR POWER CORP. REPORTS SECOND QUARTER 2007 RESULTS

Shenzhen, China, August 17, 2007- China Ritar Power Corp. (“Ritar” or the “Company”) (OTCBB:CRTP.OB) today announced financial results for the second quarter of the Company’s 2007 fiscal year, ended June 30, 2007.

Quarter to quarter comparison

For the three months ended June 30, 2007, the Company reported revenue of $12.4 million, an increase of 44.7% compared to the $8.6 million reported for the same period last year. Gross profits for the three months ended were $2.7 million, or 21.6% of sales, compared to gross profit of $1.6 million, or 18.3% of sales, for the same quarter last year. Total operating expenses for the three months ended June 30, 2007 were $1.5 million, or 11.8% of sales, compared to $0.8 million, or 9.0% of sales, for the same period last year. Net income for the three months ended June 30, 2007 was $1.0 million, or $.05 per common share outstanding (based on 20,558,228 fully diluted weighted average shares outstanding), compared to net income of $0.7 million, or $.06 per common share outstanding (based on 11,694,663 fully diluted weighted average shares outstanding) in the same period a year ago.

Balance sheet items

The Company’s cash and cash equivalents balances as of June 30, 2007 were $4.6 million, compared to cash equivalents of $2.1 million as of December 31, 2006. As of June 30, 2007, the company had working capital of $15.3 million. Stockholders’ equity was $17.6 million as of June 30, 2007, compared to $5.3 million as of December 31, 2006.

According to President and CEO Jiada Hu, “While we are somewhat disappointed in the results of the second quarter, the management team has clearly identified the steps required to assure that the company meets its 2007 operating plan. One of the key factors continues to be the volatility in the cost of raw lead, which is a significant percentage of our cost of goods. As we announced in June, we expect our new lead plate factory in Henyang City, Hunan Province, to be operational by October of this year. We anticipate that we will have far better control over our raw material costs, which should yield an excellent return on our investment in this facility. In the meantime, to best offset the rising price of this commodity, we have been very focused on sourcing significant quantities of raw material at the lowest possible cost.” Mr. Hu added, “We are now in the last half of the year when the demand for Ritar products has historically been the strongest for us. We believe that the next two quarters will prove to be no exception, which we think leaves the company highly optimistic and very well positioned to meet all our financial objectives.”

Six Month Financial Results

For the first six months of 2007, total revenue was $21.3 million, an increase of 39.5% compared to the $15.2 million reported for the same period last year. Gross profit for the first six months of 2007 was $4.3 million, up 45.9% from gross profit of $2.9 million in the comparable period a year ago. Gross margin was 20.2% compared to 19.4% for the first six month of 2007 and 2006, respectively.

Income from operations for the period was $1.9 million, up 25.5% from $1.5 million in the first six months of 2006. Net income for the first six months of 2007 was $1.4 million, up 15.8% from $1.2 million in the first six months of 2006. Fully diluted earnings per share were $.08 based on 18,305,609 weighted average shares outstanding for the first six months of 2007 compared to $.11 based on 11,694,663 weighted average shares outstanding in the first six months of 2006.

About China Ritar Power Corp.

Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of applications and capacities, and has a strong presence in the light electrical vehicle (LEV) segment world wide with high concentration in that product category throughout China. Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid or VRLA batteries. In addition, the company offers a range of batteries for varying applications, including Uninterrupted Powers Source (UPS) devices and equipment used in the harvest of solar and wind energy.

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Ritar and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Ritar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward -looking statements whether as a result of new information, future events or otherwise.

CONTACT: Mr. Sheldon Saidman
(719-548-9963)